UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 16, 2006 (June 16, 2006)

ROCK OF AGES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29464 (Commission File Number)	03-0153200 (I.R.S. Employer Identification Number)

772 Graniteville Road, Graniteville, Vermont 05654
(Address of principal executive offices)                    (Zip Code)

 (802) 476-3121
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROCK OF AGES CORPORATION

 FORM 8-K

Item 1.01	Entry Into a Material Definitive Agreement

New Employment Agreements with Executive Officers

As a result of the hiring of new executive officers from outside the Company in recent years and the Company's entering into employment agreements with them for their services as well as with certain other officers, the Company was placed in a position where certain of its existing executive officers have employment agreements with the Company while other executive officers did not have employment agreements. To maintain consistency among the treatment of the executive officers and to provide the same incentives to remain employed by the Company , the Compensation Committee of the Board of Directors authorized the Company to negotiate and enter into employment agreements with those executive officers who did not have employment contracts with the Company and who desired to enter into such employment agreements, the offered agreements were on essentially  the same terms and conditions as those already in place with recently hired or recently promoted  executive officers. As a result, the Company has entered into employment contracts with two of its executive officers. The new employment agreements are described below.

Goldsmith Employment Agreement

On June 16, 2006, the Company entered into an employment agreement with Douglas S. Goldsmith, the President and Chief Operating Officer of the Quarry Division of the Company (the "Goldsmith Employment Agreement"). The term of the Goldsmith Employment Agreement commenced June 16, 2006 and continues until the third anniversary thereof. The Goldsmith Employment Agreement provides for continued payment of salary and benefits over a period of 9 months if Mr. Goldsmith's employment is terminated without Cause (as that term is defined in the Goldsmith Employment Agreement) or if he terminates the Agreement for "Good Reason" (as that term is defined in the Goldsmith Employment Agreement).  In such event, the Goldsmith Employment Agreement also provides for payment of (i) earned, but unpaid bonus, prorated to the date of termination; and (ii) continuation of health care coverage for a period of 12 months. The Amendment provides for a lump sum payment to Mr. Goldsmith equal to one times his then current annual base salary if his employment is terminated by the Company within 12 months of a Change In Control. In addition, Mr. Goldsmith would receive the payments and/or benefits set forth in (i) and (ii) above in the event of a termination in connection with a Change In Control or if he terminates the Agreement for Good Reason. The foregoing description of the Goldsmith Employment Agreement is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and made a part hereof.

Tule Employment Agreement

On June 16, 2006, the Company entered into an employment agreement with Michael B. Tule, the Senior Vice President, General Counsel and Secretary of the Company (the "Tule Employment Agreement"). The term of the Tule Employment Agreement commenced June 16, 2006 and continues until the third anniversary thereof. The Tule Employment Agreement provides for continued payment of salary and benefits over a period of 9 months if Mr. Tule's employment is terminated without Cause (as that term is defined in the Tule Employment Agreement) or if he terminates the Agreement for "Good Reason" (as that term is defined in the Tule Employment Agreement). In such event, the Tule Employment Agreement also provides for payment of (i) earned, but unpaid bonus, prorated to the date of termination; and (ii) continuation of health care coverage for a period of 12 months. The Amendment provides for a lump sum payment to Mr. Tule equal to one times his then current annual base salary if his employment is terminated by the Company within 12 months of a Change In Control or if he terminates the Agreement for Good Reason. In addition, Mr. Tule would receive the payments and/or benefits set forth in (i) and (ii) above in the event of a termination in connection with a Change In Control. The foregoing description of the Tule Employment Agreement is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.2 and made a part hereof.

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description

	10.1	Goldsmith Employment Agreement

	10.2	Tule Employment Agreement

ROCK OF AGES CORPORATION

 FORM 8-K

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK OF AGES CORPORATION

Dated: June 16, 2006	By: /s/ Michael B. Tule Michael B. Tule Senior Vice President/General Counsel

Exhibit Index

Number	Description

10.1	Goldsmith Employment Agreement

10.2	Tule Employment Agreement